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                                                                    Exhibit 99.1

Shareholder Letter: Global Crossing Drops Bid for U S WEST;
Frontier Merger Agreement Intact

HAMILTON, Bermuda, July 18 - Global Crossing Ltd. (Nasdaq: GBLX) released today the following letter to shareholders, signed by Co-Chairman Gary Winnick, Co-Chairman Lod Cook, and Chief Executive Officer Bob Annunziata:

LETTER TO SHAREHOLDERS
July 18, 1999

To Our Fellow Global Crossing Shareholders:

On behalf of Global Crossing's Board of Directors and management team, we are pleased to report developments which we believe are favorable to you as shareholders and beneficial to the future of Global Crossing. Our definitive merger agreement with Frontier remains intact, and on schedule to close in this quarter. Without having to raise our own offer for Frontier, the competing bid has been withdrawn.

Financial and management discipline have been hallmarks of Global Crossing since its inception. We have practiced it both in the Frontier transaction and in the transaction involving U S WEST. From our earliest discussions, we have felt that U S WEST is a great company with great people. Our original agreement recognized that value by offering a premium over U S WEST's then-current stock price. We feel our original offer recognized a full and fair market price. We do not believe your best interests would be served by increasing our bid by an additional premium of approximately $5 billion in order to match or exceed the competing offer.

U S WEST's Board of Directors has now accepted the competing proposal, and we have advised them we will not increase our offer. In connection therewith, we have entered into agreements with those parties under which the Global Crossing-U S WEST merger agreement has been terminated, the competing bid for Frontier has been terminated and a revised breakup fee for U S WEST negotiated.

These actions will benefit Global Crossing shareholders by:

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avoiding potential time delays, regulatory uncertainties, and additional costs in bringing Global Crossing and Frontier together

avoiding any dilution of shareholder value that would have been caused had we matched the competing offer for U S WEST achieving a financial outcome that is both certain and favorable, including a negotiated breakup fee that can be used for strategic business initiatives.

We plan to complete our merger with Frontier under the terms our two boards have already endorsed in our definitive merger agreement. We have continued our integration planning with Frontier during the time the competing offer was outstanding. The Global Crossing-Frontier integration team has sustained a spirit of professionalism and cooperation from our very first meetings.

The team is very excited about combining Global Crossing's global fiber network and Frontier's best-in-class U.S. domestic fiber network to create an unmatched platform, positioning us exceptionally well to deliver seamless end-to-end connectivity and value-added services to customers worldwide.

Looking forward, we intend to apply our human and financial resources to expanding our global network in a manner that continues to offer our customers a clearly superior value proposition. The combined management team of Global Crossing and Frontier is unmatched at creating superior communications networks at all levels: subsea, international, national, and local. We will put these skills to work on a variety of initiatives to increase our penetration of important markets around the world.

These initiatives will likely include a mix of strategic international and U.S. acquisitions, selected local loop buildouts, and employment of advanced technologies to link our network to key customers in proximity to the 160 business centers worldwide to be served by the expanded Global Crossing network. As with all our business activities, these initiatives will be focused on delivering added value to you as shareholders, as well as to our customers.

Our revised U S WEST breakup fee is one of many financial resources we can draw upon for future initiatives. It totals $420 million, comprised of three equal $140 million increments:

cash, to be paid immediately;

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returned Global Crossing stock from the tender offer (valued at the same $62.75 per share at which U S WEST acquired it);

and capacity purchase on the Global Crossing network, to be purchased over two years at our published Tier 3 prices.

We want to thank our managers and associates for their dedicated efforts in keeping our normal business activities moving forward smoothly through this past month. As we said at the time of our original agreement in March, we believe Global Crossing and Frontier are a great fit with a great future. We are excited about bringing these companies together for the benefit of our shareholders, customers, and employees.

Sincerely,

Gary Winnick
Lodwrick Cook
Bob Annunziata
Co-Chairman
Co-Chairman
Chief Executive Officer

About Global Crossing

Global Crossing is building and operating the world's first and most advanced global IP-based datacentric network, an end-to-end fiber optic platform for data, voice, video and Internet transmissions. The Global Crossing Network will span five continents and address 80% of the world's international traffic. Global Crossing's operations are headquartered in Hamilton, Bermuda, with executive offices in Los Angeles.

Statements made in this press release that state the company's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward- looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the company's filings with the U.S. Securities and Exchange Commission (SEC). Copies of these filings may be obtained by contacting the company or the SEC.

 Investors and analysts may contact:
 Jensen Chow
 310/385-5283
 E-mail: jchow@globalcrossing.com
 Reporters and editors may contact:
 Tom Goff
 310/385-5231
 E-mail: tgoff@globalcrossing.com

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